Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings: Release of Portfolio Holdings to Fund Service Providers and Other Third Parties,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report, dated November 22, 2017, on the September 30, 2017 financial statements, which is incorporated by reference in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc., to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 110 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 112 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 26, 2018